UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 28, 2008

BEVERLY HILLS BANCORP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-21845	93-1223879
(Commission File Number)	(I.R.S. Employer Identification No.)

23901 Calabasas Road, Suite 1050 Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 223-8084

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01	Other Events

In its Form 10-Q for the quarter ended June 30, 2008, Beverly Hills Bancorp (the “Company”) reported that its subsidiary bank First Bank of Beverly Hills (the “Bank”) had been notified by the FHLB of San Francisco (the “FHLB”) that the FHLB was in the process of reviewing the Bank’s credit as part of a review of all bank borrowers that met specified factors, including having engaged in construction lending, and pending completion of that review the Bank could not increase the aggregate amount of its FHLB advances.

By letter received on August 22, 2008, the FHLB advised the Bank that it had completed its credit review and had lowered the Bank’s borrowing limit from 45% to 35% of the Bank’s total assets, decreased the Bank’s borrowing margin on various types of loans and securities pledged as collateral, and would make new advances only with maturities of one year or less. As a result of these changes, the Bank had a shortfall of approximately $34.8 million in collateral underlying its outstanding advances. In lieu of pledging additional collateral, the Bank prepaid $40 million of FHLB advances bearing interest at a weighted average rate of 3.80% per annum that were scheduled to mature in October 2008 and December 2008 and paid a prepayment penalty of $108,000. The Company believes that notwithstanding its present inability to increase its FHLB advances, it has sufficient available sources of liquidity to meet its funding and operating needs for the foreseeable future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEVERLY HILLS BANCORP INC.

By:	/s/ Larry B. Faigin
Larry B. Faigin
Chief Executive Officer

Dated: August 28, 2008